UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2004

AMERICAN COMMERCE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	33-98682	05-0460102
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer ID
of Incorporation)		Number)

1400 Chamber Dr., Bartow, FL 33830
(Address of Principal Executive Offices)
 Registrant’s Telephone Number, Including Area Code: (863) 533-0326

ITEM 2. Acquisition of Assets.

Effective July 1, 2004 American Commerce Solutions, Inc. acquired the assets of Affordable Fiberglass Group (AFG) from Kenneth W. McCleave for a combination of debt forgiveness, common and preferred stock for a total of the aggregate appraised value of the assets. No more than 20% of the aggregate value is to be issued in restricted common shares.The remaining value will be issued in shares of Series D Preferred Stock.

There will also be a 5% brokerage commission owed by American Commerce Solutions, Inc. relative to this transaction. It may be paid in cash or stock, at the broker’s discretion.

The assets consist of various tooling and equipment, molds, plugs, drawings, receivables, leases, contracts and inventory related to fiberglass production of cars, boats, trailers, toppers and various other fiberglass products.

The value of the assets of Affordable Fiberglass Group is being determined by the valuation of qualified evaluators using industry standards to determine their current value. The values of the assets will in certain cases be determined by there replacement cost. The valuation of these assets is expected to be non-material. The final valuation is expected to be assigned by August 15th 2004.. Financial information will be filed in a timely fashion and the contractual agreement will be filed with the appropriate 10QSB.

Date: July 8, 2004	By:	/s/ Daniel L. Hefner

Daniel L. Hefner
President

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